Exhibit 3.10

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ITEM 19 EXHIBIT NUMBER 3.10

Royal & Sun Alliance Insurance Group plc

The Royal & Sun Alliance 2006 Long-Term Incentive Plan

Approved by shareholders of the Company on 22 May 2006

Adopted by the board of the Company on [   ]

The Plan is a discretionary benefit offered by Royal & Sun Alliance Insurance Group plc for the benefit of employees within its group. Its main purpose is to increase the interest of the employees in the Company’s long term business goals and performance through share ownership. The Plan is an incentive for the employees' future performance and commitment to the goals of the Company.

Shares purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose (except to any extent required by statute).

The Plan is being offered for the first time in 2006 in selected countries and the remuneration committee of the board of the Company shall have the right to decide, in its sole discretion, whether or not further awards will be granted in the future and to which employees those awards will be granted.

Participation in the Plan is an investment opportunity distinct from any employment contract and entails the risks associated with an investment. An individual who participates in the Plan is treated as being aware of such risks and accepts such risks of his own free will.

The detailed rules of the Plan are set out overleaf.

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ITEM 19 EXHIBIT NUMBER 3.10

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1.	DEFINITIONS AND INTERPRETATION
1.1	In the Plan, unless the context otherwise requires:

“Award” means a Deferred Shares Award, Matching Shares Award, Performance Shares Award or Restricted Shares Award;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Bonus” means any bonus under a discretionary bonus arrangement operated by a Participating Company;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Royal & Sun Alliance Insurance Group plc (registered in England and Wales with registered number 02339826);

“Conditional Award” means an Award structured under Rule 3.3 (Structure of Award) as a conditional right to acquire Shares granted under the Plan;

“Control” +means control within the meaning of section 719 of ITEPA;

“Deferred Shares” means Shares subject to a Deferred Shares Award;

“Deferred Shares Award” means an Award designated as either a compulsory or voluntarily Deferred Shares Award under Rule 3.2 (Type of Award);

“Dividend Equivalent” means a value calculated by reference to dividends paid on Shares as described in Rule 3.5;

“Early Vesting Date” means either:

(a)

the date of cessation of employment of a Participant in the circumstances referred to in Rule 11.1 (Leavers – voluntarily Deferred Shares Awards) or Rule 11.2 (Good leavers- Awards other than voluntarily Deferred Shares Awards); or

(b)	a date of notification referred to in Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding up);

“Eligible Employee” means an individual who is eligible to participate in the Plan under Rule 2.1 (General rule on eligibility);

“Exercise Period” means the period referred to in Rule 7.2 during which an Option may be exercised;

“Financial Year” means a financial year of the Company;

“Grant Date” means the date on which an Award is granted;

“Group Member” means:

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ITEM 19 EXHIBIT NUMBER 3.10

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 736 of the Companies Act 1985) or a Subsidiary of the Company’s holding company;
(b)

a body corporate which is a subsidiary undertaking (within the meaning of section 258 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)

any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the UKLA;

“London Stock Exchange” means London Stock Exchange plc;

“Matching Shares” means Shares subject to a Matching Shares Award;

“Matching Shares Award” means an Award designated as a Matching Shares Award under Rule 3.2 (Type of Award);

“Normal Vesting Date” means the date on which an Award ordinarily Vests under Rule 6.1 (Timing of Vesting: Normal Vesting Date);

“Option” means an Award structured under Rule 3.3 (Structure of Award) as a right to acquire shares granted under the Plan;

“Option Price” means the amount, if any, payable on the exercise of an Option;

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition related to performance which is specified by the Committee under Rule 3.1 (Terms of grant) and which at the time of grant of an Award shall relate to a single period of three years unless the Committee decides otherwise;

“Performance Shares” means Shares subject to a Performance Shares Award;

“Performance Shares Award” means an Award designated as a Performance Shares Award under Rule 3.2 (Type of Award);

“Plan” means the Royal & Sun Alliance 2006 Long-Term Incentive Plan as amended from time to time;

“Return Date” means the date by which an invitation to take a percentage of any Bonus as a voluntarily Deferred Shares Award, or to acquire Voluntarily Invested Deferred Shares with Bonus paid, must be returned to the Company;

“Restricted Shares” means Shares subject to a Restricted Shares Award;

“Restricted Shares Award” means an Award designated as a Restricted Shares Award under Rule 3.2 (Type of Award);

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ITEM 19 EXHIBIT NUMBER 3.10

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 736 of the Companies Act 1985);

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“UKLA” means the United Kingdom Listing Authority;

“Vest” means:

(a)

in relation to a Conditional Award, a Participant becoming entitled to have Deferred Shares, Matching Shares, Performance Shares or Restricted Shares issued or transferred to him (or his nominee) subject to the Rules;

(b)	in relation to an Option, it becoming exercisable;

and Vesting shall be construed accordingly;

“Vested Shares” means those Deferred Shares, Matching Shares, Performance Shares or Restricted Shares in respect of which an Award Vests; and

“Voluntarily Invested Deferred Shares” means Shares acquired on behalf of a Participant pursuant to the procedure set out in Appendix 2 to the Plan (Acquisition of Voluntarily Invested Deferred Shares) and any further Shares added under paragraph 3 of that Appendix;

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.
1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.
2.	ELIGIBILITY
2.1	General rule on eligibility

An individual is eligible to participate in the Plan only if he is an employee (including an executive director) of a Participating Company and is not under notice of termination of employment (whether given or received by him).

2.2	Eligibility for Deferred Shares Awards

A compulsory Deferred Shares Award may only be granted to an Eligible Employee who is entitled to a Bonus.

A voluntarily Deferred Shares Award may only be granted to an Eligible Employee who is entitled to a Bonus and, following an invitation from the Committee in accordance with the procedure set out in Appendix I to the Plan (Invitation procedure for voluntarily Deferred Shares), such individual elects to use a percentage of that Bonus for a voluntarily Deferred Shares Award.

2.3     Eligibility for Matching Shares Awards

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ITEM 19 EXHIBIT NUMBER 3.10

A Matching Shares Award may only be granted to:

(a)	an Eligible Employee to whom a compulsory Deferred Shares Award is granted;
(b)	an Eligible Employee to whom a voluntarily Deferred Shares Award is granted; or
(c)

an Eligible Employee who, following an invitation from the Committee, acquires Voluntarily Invested Deferred Shares, in accordance with the procedure set out in the Appendix 2 to the Plan (Invitation procedure for Voluntarily Invested Deferred Shares).

2.4	Non-eligibility for Restricted Shares Awards

A Restricted Shares Award shall not be granted to a director of the Company.

3.	GRANT OF AWARDS
3.1	Terms of grant

Subject to Rule 3.7 (Timing of grant), Rule 3.9 (Approvals and consents), Rule 4 (Size of Awards) and Rule 5 (Plan Limits) the Committee may, at its discretion, resolve to grant an Award on:

(a)	the terms set out in the Plan; and
(b)	such additional terms (whether a Performance Condition and/or any other terms) as the Committee may specify to any person who is eligible to be granted an Award under Rule 2 (Eligibility) and who, on the Grant Date, is an employee of a Participating Company and is not under notice of termination of employment (whether given or received by him).

The Committee must impose a Performance Condition on a Matching Shares Award and a Performance Shares Award.

The Committee may not impose a Performance Condition on a Deferred Shares Award or a Restricted Shares Award.

3.2	Type of Award

On or before the Grant Date, the Committee shall specify whether an Award will be a Deferred Shares Award (including specifying whether it is a compulsory or voluntarily Deferred Shares Award), a Matching Shares Award, a Performance Shares Award or a Restricted Shares Award.

3.3	Structure of Award

On or before the Grant Date, the Committee shall determine whether an Award will be structured as a Conditional Award or an Option. If the Committee does not specify the structure of an Award on or before the Grant Date then an Award will be structured as a Conditional Award.

3.4	Method of grant

An Award shall be granted as follows:

(a)      by a deed executed by the Company;

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ITEM 19 EXHIBIT NUMBER 3.10

(b)

if an Award is an Option, the Committee shall determine the Option Price (if any) on or before the Grant Date provided that the Committee may reduce or waive such Option Price on or prior to the exercise of the Option.

3.5	Dividend Equivalent

The Committee may decide on or before the grant of an Award that a Participant (or his nominee) shall be entitled to receive a value determined by reference to the dividends that would have been paid on the Vested Shares in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting. The Committee shall decide the basis on which the value of such dividends shall be calculated. The Committee may decide at this time whether the Dividend Equivalent shall be provided to the Participant in the form of cash and/or Shares. The Dividend Equivalent shall be provided in accordance with Rule 7.3.

3.6	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or
(b)	by the transfer of treasury Shares; and/or
(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Committee may decide to change the way in which it is intended that an Award may be satisfied after it has been granted, having regard to the provisions of Rule 5 (Plan Limits).

3.7	Timing of grant

Subject to Rule 3.9 (Approvals and consents), an Award may only be granted:

(a)	within 6 weeks beginning with:
(i)	the date on which the Plan is approved by the shareholders of the Company; or
(ii)	the dealing day after the date on which the Company announces its results for any period; or
(b)	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted after [21 May 2016] (that is, the expiry of the period of 10 years beginning with the date on which the Plan is approved by the shareholders of the Company).

3.8	Non-transferability and bankruptcy

An Award granted to any person:

(a)

shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and any attempt to do so shall result in its immediate lapse (except for a voluntarily Deferred Shares Award will shall instead Vest at that time); and

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(b)	shall lapse immediately if he is declared bankrupt unless the Committee determines otherwise (except for a voluntarily Deferred Shares Award will shall instead Vest at that time).
3.9	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules (including the Model Code annexed thereto), any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other UK or overseas regulation or enactment.

4.	SIZE OF AWARDS
4.1	Deferred Shares Awards

The Committee may require that an amount up to 33% of the cash element of a Participant’s Bonus be awarded in the form of a compulsory Deferred Shares Award.

The Committee may also invite a Participant, in accordance with the procedure set out in Appendix 1 to this Plan (Invitation procedure for voluntarily Deferred Shares Awards), to elect that up to a further 33% of the cash element of his Bonus be awarded in the form of a voluntarily Deferred Shares Award.

The number of Shares subject to a compulsory or voluntarily Deferred Shares Award shall be determined by the Committee but may not in any case exceed such number of Shares with a market value (calculated as set out in this Rule 4.4) in excess of the value awarded or committed (as appropriate) to the Deferred Shares Award.

4.2	Matching Shares Awards

The number of Shares subject to a Matching Shares Award shall be determined by the Committee but shall not exceed the aggregate of:

(a)	two and a half times the number of Shares subject to the Deferred Shares Award in connection with which it is granted; and
(b)

two and a half times the number of the Voluntarily Invested Deferred Shares in connection with which it is granted multiplied by the fraction 100/(100-x), where x is the effective annual rate of income tax and employee’s social security contributions (or its equivalent) borne by a Participant on his Bonus invested in such Voluntarily Invested Deferred Shares) or, if the Committee so decides, a deemed rate of income tax and employee’s social security contributions (or its equivalent).

4.3	Performance Shares Awards and Restricted Shares Awards

The number of Shares subject to a Performance Shares Award or a Restricted Shares Award shall be determined by the Committee, subject to the following limits:

(a)

the maximum total market value of Shares (calculated as set out in Rule 4.4) over which Performance Share Awards or Restricted Share Awards may be granted to any employee during any Financial Year is, in each instance, 150% of his salary; unless

(b)

the Committee decides that exceptional circumstances exist (including on recruitment or retention), in which case the maximum limit set out in Rule 4.3(a) will be increased to 250% of salary, calculated on the same basis.

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4.4	Market value and salary

For the purposes of Rule 4:

(a)

the market value of the Shares over which an Award is granted shall be taken to be an amount equal to the middle-market quotation of such Shares (as derived from the London Stock Exchange Daily Official List) on the dealing day before the Grant Date or, if the Committee so determines, the average of the middle market quotations during a period determined by the Committee not exceeding the 5 dealing days ending with the dealing day before the Grant Date provided such dealing day(s) do not fall within any period when dealings in Shares are prohibited under the Company’s share dealing code; and

(b)

an employee’s salary shall be taken to be his base salary (excluding benefits in kind), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Committee shall determine). Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select.

5.	PLAN LIMITS
5.1	5 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 5.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other executive share plan adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

5.2	10 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 5.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

5.3	Meaning of “allocated”

For the purposes of Rules 5.1 and 5.2:

(a)	Shares are allocated:
(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;
(ii)

where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)

any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall count as allocated; and

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(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as allocated.
5.4	Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 5.3:

(a)	where:
(i)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or
(ii)	after the grant of an option, award or other contractual right the Committee determines that:
(aa)

where an amount is normally payable on its exercise it shall be satisfied without such payment but instead by the issue of Shares and/or the transfer of treasury Shares and/or the payment of cash equal to the gain made on its exercise; or

(bb)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.
5.5	Changes to investor guidelines

Treasury Shares shall cease to count as allocated Shares for the purposes of Rule 5.3 if institutional investor guidelines cease to require such Shares to be so counted.

5.6	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 5 are complied with.

5.7	Restriction on use of unissued Shares and treasury Shares

No Shares may be issued or treasury Shares transferred to satisfy the Vesting of any Conditional Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 5.3 and adjusted under Rule 5.4) to exceed the limits in Rules 5.1 (5 per cent. in 10 years limit) and 5.2 (10 per cent. in 10 years limit).

6.	VESTING OF AWARDS
6.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), an Award will Vest on the later of:

(a)	the third anniversary of the Grant Date or such other date specified by the Committee at the time of grant; and

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(b)	if relevant, the date on which the Committee determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part)

except where earlier Vesting occurs on an Early Vesting Date under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), or in the case of a voluntarily Deferred Shares Award only, on the Board’s receipt of a Participant’s written instruction for the early Vesting of his voluntarily Deferred Shares Award.

6.2	Extent of Vesting

An Award will only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;
(b)	as permitted by any other term imposed on the Vesting of the Award; and
(c)

in relation to Vesting before the Normal Vesting Date, other than in the case of Deferred Share Awards, to the extent as permitted by Rules 11.4 and 12.4 (Reduction in number of Vested Shares – Awards other than Deferred Shares Awards).

Where, under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), an Award would, subject to the satisfaction of any Performance Condition, Vest before the end of the full period over which performance would be measured under the Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides.

6.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)

the Vesting of the Award, and the issue or transfer of Shares after such Vesting, would be lawful in all relevant jurisdictions and in compliance with the Listing Rules (including the Model Code annexed thereto), any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)

if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability (whether pursuant to Rule 6.5 (Payment of Tax Liability) or otherwise);

(c)

the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award; and

(d)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income:elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 6.3, references to Group Member include any former Group Member.

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6.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability.

Such arrangements may include, if the Committee considers it appropriate, the Participant authorising the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability, in which case the number of Shares subject to his Award shall be reduced accordingly.

If no acceptable arrangements are entered into, the Committee may at its discretion determine that the relevant Award lapses to such extent and at such time as it determines appropriate.

For the purposes of this Rule 6.4, references to Group Member include any former Group Member.

6.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on Vesting except to the extent that he agrees to fund all or part of the Tax Liability in a different manner.

7.	CONSEQUENCES OF VESTING
7.1	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 6.5 (Payment of Tax Liability) and any arrangement made under Rules 6.3(b) and 6.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

7.2	Options

An Option shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares for a period of 6 months beginning with the date on which the Option Vests unless it lapses earlier under Rule 11.3 (Cessation of employment in other circumstances – Awards other than voluntarily Deferred Shares Awards), Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding up).

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 8.1(a), the Committee may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply.

7.3	Dividend Equivalent

If the Committee decided under Rule 3.5 (Dividend Equivalent) that a Participant would be entitled to the Dividend Equivalent in relation to Shares under their Award but did not decide at that time whether the Dividend Equivalent would be provided in the form of cash and/or Shares, then the Committee shall make such decision on or as soon as practicable after Vesting.

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The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after Vesting and:

(a)

in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

(b)	in the case of a provision of Shares, Rule 6.3 (Restrictions on Vesting: regulatory and tax issues) shall apply as if such provision was the Vesting of an Award.
8.	EXERCISE OF OPTIONS
8.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)

the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)

if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability (whether pursuant to Rule 8.4 (Payment of Tax Liability) or otherwise);

(c)

the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

(d)

where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 8.1, references to Group Member include any former Group Member.

8.2	Exercise in whole or part

An Option must be exercised to the maximum extent possible at the time of exercise unless the Committee decides that a Participant may exercise the Option in respect of such fewer number of Shares as it decides.

8.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount).

8.4	Payment of Tax Liability

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The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on such exercise except to the extent that he agrees to fund all or part of the Tax Liability in a different manner.

8.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 8.4 (Payment of Tax Liability) and any arrangement made under Rules 8.1(b) and 8.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

9.	CASH ALTERNATIVE
9.1	Committee determination

Where a Conditional Award Vests or where an Option has been exercised and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid a sum equal to the cash equivalent (as defined in Rule 9.2) of that number of Shares in accordance with the following provisions of this Rule 9.

9.2	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day when the Award Vests;
(b)	in the case of an Option, the market value of a Share on the day when the Option is exercised reduced by the Option Price in respect of that Share.

Market value on any day shall be determined as follows:

(a)

if on the date of Vesting or exercise, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on the dealing day before that day; or

(b)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.
9.3	Payment of cash equivalent

Subject to Rule 9.4 (Share alternative), as soon as reasonably practicable after the Committee has determined under Rule 9.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and
(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.
9.4	Share alternative

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ITEM 19 EXHIBIT NUMBER 3.10

If the Committee so decides, the whole or any part of the sum payable under Rule 9.3 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)	in subscribing for Shares at a price equal to the market value by reference to which the cash equivalent is calculated; or
(b)	in purchasing such Shares (and the Committee may decide that the cost of purchasing such Shares shall be met by a Group Company); or
(c)	partly in one way and partly in the other

and the Company shall allot or transfer to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for or purchased.

9.5	Deductions

There shall be deducted from any payment under this Rule 9 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

10.	LAPSE OF AWARDS
10.1	General Rule

An Award will lapse:

(a)	in accordance with the Rules; or
(b)	to the extent it does not Vest under these Rules.
10.2	Lapse of Matching Shares Awards

A Matching Shares Award shall lapse in full:

(a)

on the date on which the Board receives a written request from a Participant for the early Vesting of any voluntarily Deferred Shares Award connected to that Matching Shares Award prior to its Normal Vesting Date; or

(b)

on the date on which the Participant sells, transfers, charges or otherwise disposes of any of the Voluntarily Invested Deferred Shares connected to that Matching Shares Award prior to its Normal Vesting Date;

unless the Committee, in its discretion, determines otherwise.

11.	LEAVERS
11.1	Leavers - voluntarily Deferred Shares Awards

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date for any reason his voluntarily Deferred Shares Award shall, subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), Vest in full on the date of such cessation.

11.2	Good leavers – Awards other than voluntarily Deferred Shares Awards

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of:

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ITEM 19 EXHIBIT NUMBER 3.10

(a)	death;
(b)	injury or disability (each proven to the satisfaction of the Committee); or
(c)	for any other reason, if the Committee so decides

then

(i)

subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 12 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 11.4 (Leavers: reduction in number of Vested Shares – Awards other than Deferred Shares Awards) shall apply; unless

(ii)

the Committee decides in exceptional circumstances that, subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the date of cessation and Rule 11.4 (Leavers: reduction in number of Vested Shares – Awards other than Deferred Shares Awards) shall apply.

This Rule shall not apply to a voluntarily Deferred Shares Award.

11.3	Cessation of employment in other circumstances – Awards other than voluntarily Deferred Shares Awards

If a Participant ceases to be a director or employee of a Group Member for any reason other than those specified in Rule 11.1 (Good leavers) then any Award held by him (not being a voluntarily Deferred Shares Award) shall lapse immediately on such cessation.

This Rule shall not apply to a voluntarily Deferred Shares Award.

11.4	Leavers: reduction in number of Vested Shares – Awards other than Deferred Shares Awards

Where an Award Vests on or after a Participant ceasing to be a director or employee of a Group Member, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and
(b)	applying a pro rata reduction to the number of Shares determined under 11.4(a) based on the period of time after the Grant Date and ending on the date of cessation relative to the period of 3 years unless the Committee, in its discretion, decides that the reduction in the number of Vested Shares under Rule 11.4(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 11.4(a).

If an Award Vests under either Rule 12.1 or 12.2 when the holder of that Award has ceased to be a director or employee of a Group Member then this Rule 11.4 shall take precedence over Rule 12.4.

This Rule shall not apply to any Deferred Shares Award.

11.5	Meaning of ceasing employment

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A Participant shall not be treated for the purposes of this Rule 11 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

11.6	Death following cessation of employment

If a Participant dies following cessation of employment in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest immediately on his death to the extent determined by reference to the time of cessation in accordance with Rule 11.2(ii).

12.	TAKEOVERS AND OTHER CORPORATE EVENTS
12.1	General offers

If any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or
(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects the Board shall within 7 days of becoming aware of that event notify every Participant of it and, subject to Rule 12.3 (Internal reorganisations), the following provisions shall apply:

(i)

subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of such notification if they have not then Vested and, except in the case of Deferred Shares Awards, Rule 12.4 (Corporate events: reduction in number of Vested Shares – Awards other than Deferred Shares Awards) shall apply; and

(ii)

any Option may be exercised within one month of the date of such notification, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.2	Schemes of arrangement and winding up

In the event that:

(a)	any person obtains Control of the Company as a result of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or
(b)	the Company passes a resolution for a voluntarily winding up of the Company; or
(c)	an order is made for the compulsory winding up of the Company

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ITEM 19 EXHIBIT NUMBER 3.10

the Board shall, as soon as practicable, notify every Participant of that event and, subject to Rule 12.3 (Internal reorganisations), the following provisions shall apply:

(i)

subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of such notification if they have not then Vested and, except in the case of voluntarily Deferred Shares Awards, Rule 12.4 (Corporate events: reduction in number of Vested Shares – Awards other than Deferred Shares Awards) shall apply; and

(ii)

any Option may be exercised within one month of such notification, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.3	Internal reorganisations

In the event that:

(a)

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2 (a) (Schemes of arrangement and winding up); and

(b)

at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may in its discretion decide before the obtaining of such Control that an Award shall not Vest under Rule 12.1 or Rule 12.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.3 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

12.4	Corporate events: reduction in number of Vested Shares – Awards other than Deferred Shares Awards

If an Award (other than any Deferred Shares Award) Vests under either Rule 12.1 or 12.2, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and
(b)

subject to Rule 11.4 (Leavers: reduction in number of Vested Shares – Awards other than Deferred Shares Awards), by applying a pro rata reduction to the number of Shares determined under Rule 12.5(a) based on the period of time after the Grant Date and ending on the Early Vesting Date relative to the period of 3 years unless the Committee, in its discretion, decides that the reduction in the number of Vested Shares under Rule 12.5(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 12.5(a).

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ITEM 19 EXHIBIT NUMBER 3.10

If an Award Vests under Rule 11.2 after the holder of that Award has ceased to be a director or employee of a Group Member then Rule 11.4 shall take precedence over this Rule 12.4.

13.	ADJUSTMENT OF AWARDS
13.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or
(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment).

13.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;
(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and
(c)

where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)

to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	ALTERATIONS
14.1	General rule on alterations

Except as described in Rule 14.2 (Shareholder approval) and Rule 14.4 (Alterations to disadvantage of Participants) the Committee may at any time alter the Plan or the terms of any Award granted under it.

14.2	Shareholder approval

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Except as described in Rule 14.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 14.1 to the provisions concerning:

(a)	eligibility;
(b)	the individual limits on participation;
(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;
(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;
(e)	the adjustments that may be made in the event of any variation of capital; and
(f)	the terms of this Rule 14.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

14.3	Exceptions to shareholder approval

Rule 14.2 (Shareholder approval) shall not apply to:

(a)

any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration relating to the Performance Condition made under Rule 14.5.
14.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than to the Performance Condition) shall be made under Rule 14.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and
(b)	the alteration is approved by a majority of those Participants who have given such an indication.
14.5	Alterations to the Performance Condition

The Committee may amend the Performance Condition without prior shareholder approval if:

(a)	an event has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Condition;
(b)

the altered Performance Condition will, in the reasonable opinion of the Committee, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Committee shall act fairly and reasonably in making the alteration.
15.	MISCELLANEOUS
15.1	Employment

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ITEM 19 EXHIBIT NUMBER 3.10

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

15.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

15.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise or omission to exercise any such power or discretion.

15.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) under the Plan, Participants will be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

While a Participant’s Voluntarily Invested Deferred Shares are held for the purposes of the Plan, he will be entitled to exercise full voting rights in respect of those Voluntarily Invested Deferred Shares and receive any dividends declared by reference to the dividend record dates falling after the date of acquisition of the Voluntarily Invested Deferred Shares.

15.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)

by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or
(c)	by such other method as the Board determines.
15.6	Third parties

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ITEM 19 EXHIBIT NUMBER 3.10

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.8	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

15.8.1	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;
15.8.2	processing of personal data by any such Group Member or third party;
15.8.3

transferring personal data to a country outside the European Economic Area (including a country which does not have data protection law equivalent to those prevailing in the European Economic Area); and

15.8.4	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.
15.9	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

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SCHEDULE

CASH CONDITIONAL AWARDS

The Rules of the Royal & Sun Alliance 2006 Long-Term Plan shall apply to a right (a “Cash Conditional Award”) to receive a cash sum granted or to be granted under this Schedule as if it was a Conditional Award, except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.	The Committee may grant or procure the grant of a Cash Conditional Award.
2.	Each Cash Conditional Award shall relate to a given number of notional Shares.
3.

On the Vesting of the Cash Conditional Award the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Conditional Award. For the purposes of this Schedule, the market value of a Share on any day shall be determined in accordance with Rule 9.2 (Cash equivalent).

4.

The cash sum payable under paragraph 3 above shall be paid by the employer of the Participant as soon as practicable after the Vesting of the Cash Conditional Award, net of any deductions (on account of tax or similar liabilities) as may be required by law.

5.	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on the holder of such an Award to receive Shares or any interest in Shares.

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APPENDIX 1

INVITATION PROCEDURE FOR VOLUNTARILY DEFERRED SHARES AWARD

1.	Notification of invitation to take a percentage of Bonus as a voluntarily Deferred Shares Award

The Committee may invite any person eligible to participate in the Plan to elect to take such percentage of the cash element of his Bonus as the Committee permit (subject to a maximum of 33%) in the form of a voluntary Deferred Shares Award.

The form of invitation may be as determined by the Committee from time to time but shall include:

(a)	the maximum percentage of Bonus which the individual may elect to be taken in the form of a voluntary Deferred Shares Award under that invitation;
(b)	the value of Shares over which a voluntary Deferred Shares Award shall be made in connection with the Participant’s election (or how that value will be determined);
(c)	the number of Shares over which a related Matching Shares Award shall be made (or how that number will be determined); and
(d)	a Return Date.
2.	Request for early Vesting of voluntarily Deferred Shares Awards and lapse of connected Matching Shares Awards

The Participant may request in writing to the Board for his voluntarily Deferred Shares Award to Vest in full or part at any time prior to its Normal Vesting Date.

The Matching Shares Award connected to any such Deferred Shares Award shall lapse in full at such time unless the Committee, in its discretion, determines otherwise.

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APPENDIX 2

INVITATION PROCEDURE FOR VOLUNTARILY INVESTED DEFERRED SHARES

1.	Notification of invitation to acquire Voluntarily Invested Deferred Shares

The Committee may invite any person eligible to participate in the Plan to use such amount of Bonus paid as the Committee decides (subject to a maximum of 33% of the cash element of Bonus net of tax) to acquire Shares. The invitation to acquire Shares will specify:

(a)	the basis for calculating the amount of post-tax Bonus which may be used to acquire Shares;
(b)	the procedure for providing the funds to invest in Shares;
(c)	a Return Date;
(d)	the maximum number of Shares over which a related Matching Shares Award shall be made (or how that number will be determined); and
(e)	such other terms relating to the acquisition and holding of the Voluntarily Invested Deferred Shares as the Committee may decide from time to time.
2.	Acquisition of Voluntarily Invested Deferred Shares

As soon as practicable after the Return Date and subject to any relevant dealing restrictions, the Company will procure the acquisition of Voluntarily Invested Deferred Shares which will be held in one or more of the following ways:

(a)	on the Participant’s behalf by a nominee chosen from time to time by the Committee; or
(b)

directly by the Participant but he will deposit the share certificate (or any other documents of title) relating to the Voluntarily Invested Deferred Shares with any person specified by the Committee; or

(c)	by such other method as the Committee decides that may enable it to determine ownership of the Voluntarily Invested Deferred Shares.
3.	Variation of share capital – Voluntarily Invested Deferred Shares

Unless the Committee decides otherwise, if:

(a)

a Participant acquires any further Shares by virtue of his holding of Voluntarily Invested Deferred Shares under a variation of share capital of the Company then he may add those Shares to his holding of Voluntarily Invested Deferred Shares;

(b)

a Participant receives a special dividend by virtue of his holding of Voluntarily Invested Deferred Shares, he may purchase further Shares with the dividend and add those Shares to his holding of Voluntarily Invested Deferred Shares;

(c)

a Participant receives securities other than Shares by virtue of his holding of Voluntarily Invested Deferred Shares, he may sell (or where appropriate redeem) those securities and use the proceeds to purchase further Shares which will be added to his holding of Voluntarily Invested Deferred Shares

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and, in any such case, his Matching Shares Awards linked to such relevant Voluntarily Invested Deferred Shares will be adjusted accordingly under Rule 13 (Adjustments).

4.	Release of Voluntarily Invested Deferred Shares prior to Vesting and lapse of connected Matching Share Awards

If at any time prior to the Vesting or lapse of an Matching Shares Award, a Participant requests that any of his related Voluntarily Invested Deferred Shares should be transferred to him (or his nominee) or that the documents of title relating to any of those Voluntarily Invested Deferred Shares should be returned to him, the Committee will arrange for the transfer of the Voluntarily Invested Deferred Shares or the documents of title, as appropriate, but the related Matching Shares Awards will lapse in full unless the Committee, in its discretion, determines otherwise.

5.	Release of Voluntarily Invested Deferred Shares on or after Vesting

On or as soon as practicable after the Vesting or lapse of an Matching Shares Award, the Committee will transfer or procure the transfer of:

(a)	the legal title for the Voluntarily Invested Deferred Shares related to the Matching Shares Award; and/or
(b)	any documents of title relating to those Voluntarily Invested Deferred Shares to the Participant (or his nominee).